Exhibit 99.2

Validus Holdings, Ltd. Bermuda Commercial Bank Building
19 Par-la-Ville Road
Hamilton, HM 11Bermuda

Mailing Address:
Suite 1790
48 Par-la-Ville Road
Hamilton, HM 11
Bermuda

Telephone: (441) 278-9000
Facsimile: (441) 278-9090
Website: www.validusre.bm
VALIDUS HOLDINGS OUTLINES PLAN TO EXPEDITE ACQUISITION OF IPC HOLDINGS
Rejection of IPC-Max Transaction by IPC Shareholders Will Send
Strong Message to IPC Board to Agree to Validus Acquisition
Three-Part Plan Enables Timely Closing of Validus Acquisition
Hamilton, Bermuda – April 30, 2009 – Validus Holdings, Ltd. (“Validus”) (NYSE: VR) today outlined a three-part plan to acquire IPC Holdings, Ltd. (“IPC”) (NASDAQ: IPCR) that will allow IPC shareholders to obtain the benefit of Validus’ previously announced offer notwithstanding the continued lack of cooperation of the IPC Board of Directors. Validus announced on March 31, 2009, an offer to acquire each IPC common share for 1.2037 Validus common shares pursuant to an amalgamation agreement (“Validus Amalgamation Offer”). Since that time, IPC’s Board has been unwilling to discuss Validus’ Amalgamation Offer with Validus.
Validus’ three-part plan, as described below, involves (1) soliciting IPC shareholders to vote “AGAINST” the proposed Max Capital Group Ltd. (“Max”) amalgamation, (2) commencing an Exchange Offer for all IPC common shares and (3) petitioning the Supreme Court of Bermuda to approve a Scheme of Arrangement under Bermuda law. Validus’ offer would allow IPC shareholders to benefit from the superior growth prospects of a combined company that would be a leading carrier in Bermuda’s short-tail reinsurance and insurance markets, with a strong balance sheet and quality diversification in profitable business lines. Validus’ offer would provide IPC shareholders with an 18% premium based on the closing prices of both companies on March 30, 2009, the last day of unaffected trading prior to the announcement of the Validus Amalgamation Offer.
“The fact that IPC’s Board has agreed to an extraordinarily restrictive agreement with Max, that precludes IPC from engaging in discussions with Validus, has left us with no choice but to take our offer directly to IPC shareholders,” said Ed Noonan, Validus’ Chairman and Chief Executive Officer. “We believe IPC shareholders deserve the right to choose our superior offer over the Max transaction and our plan will give them that opportunity. We believe that what IPC shareholders get out of the proposed Max transaction is a bad deal – a transaction in which IPC under the guise of ‘diversification’ would combine with an unprofitable company that itself recognizes the need to reduce its portfolio of high-risk alternative investments. We are confident that IPC shareholders understand the superior economics and long-term value provided by Validus’ offer.”
Following are the steps of Validus’ three-part plan to complete a timely closing of its acquisition of IPC:
One: Solicit IPC Shareholders to Vote “AGAINST” the Inferior Max Transaction
In order for IPC shareholders to benefit from the combination of IPC and Validus, IPC shareholders must vote “AGAINST” the proposed Max amalgamation. On April 9, 2009, Validus announced that it filed preliminary proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the IPC annual general meeting of shareholders, which urge IPC shareholders to vote “AGAINST” the proposed Max amalgamation. If IPC shareholders vote down the IPC-Max transaction, IPC would be able to terminate the IPC-Max amalgamation agreement and accept Validus’ offer.
Two: Launch Exchange Offer for IPC Shares
Validus intends to commence an Exchange Offer for all of the outstanding common shares of IPC. Validus expects that the Exchange Offer would allow Validus to acquire the outstanding shares of IPC shortly following the IPC annual general meeting if IPC shareholders vote down the IPC-Max transaction and the other conditions to the Exchange Offer are satisfied.
Validus will offer 1.2037 Validus common shares for each IPC common share in the Exchange Offer, the same economic terms as the Validus Amalgamation Offer. The Exchange Offer will be subject to conditions that will be described in the offer to exchange when filed, including the receipt of at least 90% of the fully diluted common shares of IPC, termination of the IPC-Max amalgamation agreement and other conditions consistent with the Validus Amalgamation Offer. If Validus acquires at least 90% of IPC’s common shares in the Exchange Offer and the other conditions to the Exchange Offer are satisfied, Validus will have the ability to acquire the remaining IPC common shares in a second step acquisition under Bermuda law. The Exchange Offer will not be conditioned on the receipt of regulatory approvals or the elimination of the possible termination fee to Max.
Three: Petition Bermuda Court to Approve Scheme of Arrangement
As an alternative to the Exchange Offer, Validus intends to petition the Supreme Court of Bermuda to approve a Scheme of Arrangement under Bermuda law pursuant to which Validus would acquire all of the IPC common shares under the same economic terms as in the Exchange Offer. The Scheme of Arrangement can be accomplished — without the approval of the IPC Board – if approved by IPC shareholders at two shareholder meetings and sanctioned by the Bermuda court. The first shareholder meeting is a court-ordered meeting at which IPC shareholders can vote to approve the Scheme of Arrangement. In addition, if the IPC Board continues to be uncooperative despite shareholder approval at the court-ordered meeting, IPC shareholders can call a second meeting at which IPC shareholders can require IPC to approve and be bound by the Scheme of Arrangement and to terminate the IPC-Max amalgamation agreement. Following IPC shareholder approval at both of these meetings, and approval by the Supreme Court of Bermuda, the Scheme of Arrangement would become effective and IPC would become a subsidiary of Validus. The required vote of IPC shareholders to approve the Scheme of Arrangement at the court-ordered meeting is the affirmative vote of a majority of IPC shareholders present at the meeting holding at least 75% of the votes cast. The required vote at the second meeting is an affirmative vote of the holders of a majority of IPC shares voting at the meeting.
Mr. Noonan concluded: “We believe strongly that IPC shareholders should vote against the inferior Max transaction and tender their shares into our Exchange Offer when it is launched. Both actions will send a strong message to the IPC Board that IPC shareholders want the superior economics and long-term value provided by a combination of IPC and Validus. Importantly, if the conditions of our Exchange Offer are satisfied, we believe we would be able to close in June. As an alternative, through the Scheme of Arrangement, we could deliver a transaction with a lower shareholder approval requirement as early as mid-July. We intend to acquire IPC shares by whichever method we determine is most effective and efficient.”
“While our three-part plan offers a clear path to completing an acquisition of IPC that is economically equivalent to the Validus Amalgamation Offer, we continue to hope that IPC shareholders vote down the IPC-Max amalgamation agreement at IPC’s annual general meeting, and that IPC’s Board terminates the IPC-Max amalgamation agreement and accepts Validus’ offer.”
Shareholders who have questions, or need assistance in voting their shares, should call Validus’ proxy solicitors, Georgeson Inc., Toll-Free at 888-274-5119; Banks and Brokers should call 212-440-9800.
About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Contacts:
Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000
or
Media:
Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
+1-212-687-8080
Cautionary Note Regarding Forward-Looking Statements
This press release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to consummate the proposed transaction on the terms set forth in our offer; 2) uncertainty as to the actual premium that will be realized by IPC shareholders in connection with our offer; 3) uncertainty as to the long term value of Validus’ common shares; 4) unpredictability and severity of catastrophic events; 5) rating agency actions; 6) adequacy of Validus’ and IPC’s risk management and loss limitation methods; 7) cyclicality of demand and pricing in the insurance and reinsurance markets; 8) our limited operating history; 9) our ability to successfully implement our business strategy during “soft” as well as “hard” markets; 10) adequacy of Validus’ and IPC’s loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition; 14) potential loss of business from one or more major insurance or reinsurance brokers; 15) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 16) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 17) the integration of Talbot Holdings Ltd. or other businesses we may acquire or new business ventures we may start including, without limitation, the transaction with IPC; 18) the effect on Validus’ and IPC’s investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 19) acts of terrorism or outbreak of war; 20) availability of reinsurance and retrocessional coverage; 21) failure to realize the anticipated benefits of the proposed transaction, including as a result of failure or delay in integrating the businesses of Validus and IPC; and 22) the outcome of litigation arising from Validus’ offer for IPC, as well as management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information about the Proposed Transaction and Where to Find It:
This press release relates to the offer to be commenced by Validus to exchange each issued and outstanding common share of IPC for 1.2037 common shares of Validus. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, IPC common shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary Prospectus/Offer to Exchange to be included in the Registration Statement on Form S-4 (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) that Validus intends to file with the SEC. The Validus exchange offer will be made only through the Exchange Offer Documents.
This press release is not a substitute for the proxy statements that Validus has filed or may file with the SEC or any other documents which Validus may send to its or IPC’s shareholders in connection with the proposed transaction. Validus has filed a preliminary proxy statement with the SEC seeking proxies to oppose the issuance of IPC shares in connection with the amalgamation agreement between IPC and Max (the “Opposition Proxy Statement”).
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS, THE OPPOSITION PROXY STATEMENT AND ANY OTHER PROXY STATEMENTS OR RELEVANT DOCUMENTS THAT VALIDUS HAS FILED OR MAY FILE WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus through the investor contacts listed above.
Participants in the Solicitation:
Validus, its directors, and certain of its executive officers are deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Validus’ directors and participant executive officers is available in Validus’ proxy statement, dated March 25, 2009 for its 2009 annual general meeting of shareholders.
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